Exhibit 10.1

Execution Version

Waiver, Acknowledgement and Amendment

August 20, 2024

Dear Members of the Arch Resources, Inc. Board of Directors:

Reference is made to the Agreement and Plan of Merger, dated as of August 20, 2024 (“Merger Agreement”) by and among Consol Energy Inc., a Delaware corporation (“Parent”), Mountain Range Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent, and Arch Resources, Inc., a Delaware corporation (the “Company”) and (2) the Change in Control Agreement, dated April 30, 2020, by and between the Company and me (“CiC Agreement”).

In consideration of the benefits that I will receive as a result of the completion of the Merger (as defined in the Merger Agreement), this letter confirms that I waive my right to terminate employment with the Company for Good Reason (as defined in the CiC Agreement) due to (1) the assignment to me, effective upon completion of the Merger, of any duties materially inconsistent with, or a significant, material diminution of, my position, duties, responsibilities or status with the Company immediately prior to the Merger that results from my role with Parent, effective immediately following the Merger, as set forth in the Merger Agreement and the Amended and Restated Bylaws of Parent attached as Annex D to the Merger Agreement, or (2) my relocation to Pittsburgh, Pennsylvania, within a reasonable period of time following the Merger.

In addition, the Company and I agree that, subject to, and effective upon, the completion of the Merger, the CiC Agreement automatically will be amended, without any further action required by any party, to reflect (1) my role as Chief Executive Officer of Parent, reporting to the Executive Chairman of Parent, in accordance with the applicable provisions in the Merger Agreement and the Amended and Restated Bylaws of Parent attached as Annex D to the Merger Agreement, and (2) that I will serve in that role at Parent’s headquarters in Pittsburgh, Pennsylvania, though my formal relocation to Pittsburgh, Pennsylvania shall occur within a reasonable period of time following the Merger.

Notwithstanding anything to the contrary contained in the CiC Agreement, any Company equity plan, any award agreement thereunder or any other arrangement between the Company and me, I acknowledge and agree that any Company equity awards granted to me after the date of the Merger Agreement will not vest upon the occurrence of the Merger, but rather will be treated in accordance with Sections 3.2(a)(ii) and 3.2(b)(ii) of the Merger Agreement.

Except as set forth in the immediately preceding sentence, I reserve all of my rights under the CiC Agreement, including, without limitation, the right to claim Good Reason based on the assignment to me, at a future date following the completion of the Merger, of any duties materially inconsistent with, or a significant, material diminution of, my position, duties, responsibilities or status as Chief Executive Officer of Parent as set forth in the Merger Agreement and the Amended and Restated Bylaws of Parent attached as Annex D to the Merger Agreement.

I acknowledge that this Waiver, Acknowledgment and Amendment is enforceable by the Company and by Parent.

Sincerely,

/s/ Paul. A Lang
Paul A. Lang

Agreed and Acknowledged

Arch Resources, Inc.

By:	/s/ Rosemary L. Klein
Name:	Rosemary L. Klein
Title:	Senior Vice President and General Counsel